UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 20, 2004

INSIGNIA SYSTEMS, INC.
(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6470 Sycamore Court North
Maple Grove, Minnesota 55369
(Address of principal executive offices)

(763) 392-6200
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Item 5.   Other Events

On May 20, 2004, Insignia Systems, Inc. (the Company) executed a definitive agreement with certain Investors for the sale of 2,000,000 shares of the Company’s common stock for an aggregate purchase price of $2,500,000 in a private placement. The agreement also includes a mutual put and call option for an additional 1,785,800 shares of common stock for $1.40 per share, or $2,500,120, exercisable in certain circumstances within the 15 month period after the first closing. The cash infusion will allow the Company to fund working capital needs.

The proposed transaction has been approved by Insignia’s Board of Directors and is subject to certain standard conditions. Also, the transaction is subject to approval by the Company’s shareholders at a special meeting, expected to be held in August 2004. The first closing is expected to occur immediately after the shareholders’ meeting. The Company has agreed with the Investors to file a proxy statement with the Securities and Exchange Commission to seek shareholder approval for the financing.

In accordance with the terms of the Registration Rights Agreement to be entered into by the Company and the Investors in connection with this financing, the Company has agreed to register the shares issuable to the Investors for resale under the Securities Act of 1933.

Item 7.   Financial Statements and Exhibits

(c)    Exhibits

4.1	Purchase Agreement, dated May 20, 2004, by and among Insignia Systems, Inc. and the Investors

4.2	Registration Rights Agreement

4.3	Voting Agreement, dated May 20, 2004, between Insignia Systems, Inc. and Scott F. Drill

4.4	Voting Agreement, dated May 20, 2004, between Insignia Systems, Inc. and W. Robert Ramsdell

99.1	Press release dated May 21, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.

(Registrant)
Date: May 25, 2004	By	/s/ Denni J. Lester

(Denni J. Lester, Vice President, Finance and Chief Financial Officer)